Exhibit 99.3

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three-Month Periods Ended March 31,
(in thousands)	2014	2013
Cash flows from operating activities
Net loss	$(18,886)	$(21,104)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,221	1,493
Amortization of debt discount and financing costs	182	89
Stock-based compensation	2,270	2,746
Other	—	32
Changes in assets and liabilities
Accounts receivable	(637)	813
Inventory	1,749	(607)
Prepaid expenses and other assets	(487)	431
Accounts payable	2,209	22
Accrued expenses and other current liabilities	(2,119)	(779)
Deferred service revenue	258	(423)
Deferred contractual revenue	(1,696)	—
Deferred rent and other long-term liabilities	(320)	(288)
Net cash used in operating activities	(16,256)	(17,575)
Cash flows from investing activities
Purchase of property and equipment	(477)	(297)
Purchase of investments	(36,515)	(42,466)
Maturities of investments	45,190	37,180
Net cash provided by (used in) investing activities	8,198	(5,583)
Cash flows from financing activities
Proceeds from issuance of common stock from equity plans	2,311	1,235
Proceeds from issuance of common stock from at-the-market equity offering, net of issuance costs	20,646	8,655
Proceeds from issuance of Facility Agreement, net of issuance costs	—	19,766
Net cash provided by financing activities	22,957	29,656
Net increase in cash and cash equivalents	14,899	6,498
Cash and cash equivalents at beginning of period	26,362	46,540
Cash and cash equivalents at end of period	$41,261	$53,038